NR07-13

December 5, 2007

Wealth Intersects Large, Potential Bulk Tonnage, Uranium System at Diamante-Los Patos property, Northwest Argentina

Drill hole DLP-002 returns 49 metres @ 0.35 lbs/ton U3O8 (0.015% uranium) within which 14 metres averages 0.56 lbs/ton U3O8 (0.024% uranium)

Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to announce the results from the first three drill holes on its 100% owned Diamante-Los Patos property located in Provinces of Salta and Catamarca, northwest Argentina (“DLP”).

Initial Results

Borehole 07-DLP-02 returned 49 metres at 0.35 lbs/ton U3O8 (0.015% uranium), commencing 2 metres below surface.  The interval includes a higher-grade zone averaging 0.56 lbs/ton U3O8 (0.024% uranium) over 14 metres, beginning at a depth of 9 metres (Table 1).

As predicted by the exploration model, all three reverse circulation drill holes intersected significant intervals of uranium mineralization and confirm the presence a potential bulk-tonnage uranium deposit near surface.  These results represent the very first holes of a planned 10,000 metre drill program within this newly defined frontier uranium district.

Boreholes DLP-001 and DLP-003 successfully intersected broad intervals of uranium mineralization commencing at shallow levels and extending to appreciable depths.  The first borehole, collared off the main Bingo target zone, intersected 20 metres @ 0.24 lbs/ton U3O8 (0.01% uranium) within which 4 metres returned 0.55 lbs/ton U3O8 (0.023% uranium (Table 1).  Borehole DLP-003 intersected multiple zones of uranium mineralization, including 11 metres @ 0.26 lbs/ton U3O8 (0.011% uranium) and 8 metres @ 0.30 lbs/ton U3O8 (0.013% uranium) respectively (Table 1).

Table 1:  Drill Intersections

Drill Hole	Zone	From (m)	To (m)	Interval (m)	ppm U	lbs/ton U3O8	U (%)
DLP-001	Bingo	37	57	20	102.2	0.24	0.010
including	Bingo	45	49	4	231.8	0.55	0.023
DLP-002	Bingo	2	51	49	150.1	0.35	0.015
including	Bingo	9	23	14	236.7	0.56	0.024
DLP-003	Bingo	11	22	11	108.8	0.26	0.011
DLP-003	Bingo	47	55	8	127.8	0.30	0.013

Interpretation

The principal target at DLP is a large, bulk tonnage uranium target within which smaller, high grade, structurally controlled zones and intervals are anticipated.  Initial drilling at the Bingo Zone successfully validates this exploration model with potentially bulk mineable uranium mineralization presently intersected over 150 metres strike and depths ranging from 50 to 57 metres from surface (Figures 1 and 2).

Figure 1: Plan Map of Bingo Zone Drillholes

7154200
724400
724600
SECTION A-A'
SECTION B-B'
A
B
DLP001
DLP002
DLP003
QUEBREDA
7154000
A'
B'
Wealth Minerals Ltd.
Diamante Los Patos Property
Catamarca & Salta Provinces, Argentina
Current Drilling
& Location of Trenches
DATE: Nov. 30, 2007
UTM zone 19 south (WGS84)
Drill trace, 2007 program
Drill trace, results pending (projected to section)
Trench
Slope break, quebreda valley
0
200 m
724600

Figure 2: Drill sections for DLP-001, -002, and -003

A-A'
-50
0
50
100
150
4200
4150
4100
DLP012
DLP005
DLP002
DLP003
DLP006
TOPO APPROX.
DLP012
100.0m
DLP002
100.0m
DLP006
53.9m
DLP005
98.0m
DLP003
100.0m

B-B'
0
50
100
150
200
4200
4150
4100
DLP001
TOPO APPROX.
DLP001
94.0m
HoleID
cps
Linegraph
0.005 mm/unit at 1:2000
20 m interval
downhole
marking
U
Histogram
0.01 mm/ppm at 1:2000
EOH

Drill trace, 2007 program

Drill trace, results pending (projected to section)

Drill trace pierce point

0 50 m

Wealth Minerals Ltd.

Diamante Los Patos Property

Catamarca & Salta Provinces, Argentina

Cross-Sections A-A' & B-B' (looking east)

Downhole Gamma Profile & Uranium (ppm) Histogram

DATE: Nov. 30, 2007		1:1 vertical-horizontal scale (m)

The Diamante-Los Patos Property

Exploration to date indicates that the more than 1,500 square kilometre property is prospective for not only surface to near-surface bulk tonnage uranium mineralization, but also potentially higher-grade ‘feeder–zone’ mineralization.  Exploration has currently identified seven large mineralized zones over a 20 kilometre by 30 kilometre area (Figure 3).  Results are interpreted to reflect the surface expressions or leakage from a very large, structurally controlled, volcanic-hosted system focused on the flanks of the Cerro Galan Caldera Complex (CGCC).

Figure 3: Diamante-Los Patos Property Map

Diamante Zone
Bingo Zone
N
Alfredo Zone
Los Patos Zones
Diamante Sur Zone
KILOMETERS
0 1 2 3 4 5
HIGH POTENTIAL AREA
PRINCIPAL SURFACE RADIOMETRIC ANOMALIES AND ASSOCIATED URANIUM MINERALIZATION
WEALTH MINERALS LTD.
SATELLITE IMAGERY
DIAMANTE-LOS PATOS PROPERTY
PROVINCES OF CATAMARCA & SALTA
ARGENTINA
DRAWN BY: SHEF
SCALE: As Shown
APPROVED BY: SHEF
DATE: October 24, 2007
TECH WORK BY: SHEF
DWG. NO.:

The current 10,000 metre reverse circulation drill program began on October 25, 2007 and is designed to rapidly test the major zones of surficial uranium mineralization in order to prioritize the systematic testing of the large zones.  Thirteen drill holes, totalling 1,292 metres, have been completed at the Bingo and Alfredo zones and the drill is currently testing the Diamante zone.  The remaining boreholes are currently being logged and sampled and will shortly be en-route to the laboratory for geochemical analysis.

In addition to drilling, the Company’s field crews are continuing with aggressive mapping and prospecting to delineate further drill targets in new areas where anomalous radioactivity has been identified.

“We are very excited by these highly encouraging initial drill results” stated Henk Van Alphen, President of Wealth.  “Should the current drilling continue to return similar broad intervals of uranium mineralization, we believe we are well on our way to discovering a large, bulk tonnage uranium deposit in a new district.”.

Qualified Person & QA/QC Controls

James M. Dawson, P. Eng., Wealth’s consulting geologist and a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release.  Mr. Dawson is not independent of Wealth by virtue of being a shareholder and the holder of stock options.

Wealth’s work programs are supervised by James M. Dawson, Wealth’s consulting geologist, and Scott Heffernan, P.Geol., Wealth’s Chief Geologist, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project rigorously collect and track samples which are then sealed and shipped to Alex Stewart Assayers (ASA) for analysis.  ASA’s quality system complies with the requirements for the International Standard ISO 9001:2000.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind blank and duplicate samples are forwarded to ASA for additional quality control.

Laboratory results are received in parts per million uranium.  The conversion factor used to convert parts per million uranium to pounds per short ton U3O8 is 1.179, which was verified with the Saskatchewan Research Council (ppm uranium x 1.179 = ppm U308; 10,000 ppm uranium = 1% = 20 lbs/ton uranium).

About Wealth Minerals Ltd.

Wealth is a well financed mineral exploration company with approximately 26.3 million shares issued and listings on the TSX Venture and Frankfurt Stock Exchanges and the OTCBB.  The Company’s focus is the acquisition and exploration of prospective uranium properties, primarily in Argentina and Peru.  In addition to ongoing work programs on its existing properties, it continues to actively evaluate new potential uranium projects in these and other countries.

For further details on the Company readers are referred to the Company’s web site (www.wealthminerals.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Henk Van Alphen”

President & Chief Executive Officer

For further information, please contact:

Glenn Shand

Phone: 604-331-0096 / 888-331-0096

E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the timing, cost and nature of future exploration activities by the Company, future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential size of any uranium deposit at Diamante-Los Patos, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  The reader is referred to the Company’s current 20F for a more complete discussion of such risk factors and their potential effects.

This press release contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission’s mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties

.

All of the Company’s public disclosure filings may be accessed via www.sedar.com and www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com